TRANSALTA CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS AND RETAINED EARNINGS
(in millions of Canadian dollars except per share amounts)
	3 months ended Sept. 30		9 months ended Sept. 30
Unaudited	2010	2009	2010	2009

Revenues	700	666	2,008	2,007
Fuel and purchased power	320	286	871	900
	380	380	1,137	1,107
Operations, maintenance, and administration	149	144	481	525
Depreciation and amortization (Note 22)	126	111	348	346
Taxes, other than income taxes	7	5	21	17
	282	260	850	888
	98	120	287	219
Foreign exchange gain	1	1	4	4
Net interest expense (Notes 5 and 12)	(49)	(36)	(130)	(102)
Other income (Note 3)	-	-	-	8
Earnings before non-controlling interests and income taxes	50	85	161	129
Non-controlling interests (Note 4)	8	3	20	27
Earnings before income taxes	42	82	141	102
Income tax expense (recovery) (Note 5)	4	16	(15)	-
Net earnings	38	66	156	102
Retained earnings
Opening balance	625	610	634	688
Common share dividends	63	58	190	172
Closing balance	600	618	600	618
Weighted average number of common shares outstanding in the period	220	198	220	198

Net earnings per share, basic and diluted	0.17	0.34	0.71	0.52

See accompanying notes.

TRANSALTA CORPORATION / Q3 2010   1

TRANSALTA CORPORATION
CONSOLIDATED BALANCE SHEETS
(in millions of Canadian dollars)

As At
Unaudited	Sept. 30, 2010	Dec. 31, 2009
Cash and cash equivalents (Note 6)	80	82
Accounts receivable (Notes 6 and 20)	361	421
Collateral paid (Notes 6 and 7)	32	27
Prepaid expenses	27	18
Risk management assets (Notes 6 and 7)	289	144
Income taxes receivable (Note 10)	53	39
Inventory (Note 8)	69	90
Restricted cash (Note 9)	7	-
918	821
Long-term receivables (Note 10)	-	49
Property, plant, and equipment
Cost	11,865	11,721
Accumulated depreciation	(4,076)	(4,143)
7,789	7,578
Goodwill (Note 22)	432	434
Intangible assets	311	333
Future income tax assets	198	234
Risk management assets (Notes 6 and 7)	335	224
Other assets (Note 11)	112	102
Total assets	10,095	9,775
Accounts payable and accrued liabilities (Note 6)	406	521
Collateral received (Notes 6 and 7)	169	86
Risk management liabilities (Notes 6 and 7)	30	45
Income taxes payable	6	10
Future income tax liabilities	86	45
Dividends payable	65	61
Current portion of long-term debt - recourse (Notes 6 and 12)	235	7
Current portion of long-term debt - non-recourse (Notes 6 and 12)	21	24
Current portion of asset retirement obligation (Note 13)	39	32
1,057	831
Long-term debt - recourse (Notes 6 and 12)	3,887	3,857
Long-term debt - non-recourse (Notes 6 and 12)	541	554
Asset retirement obligation (Note 13)	210	250
Deferred credits and other long-term liabilities	153	136
Future income tax liabilities	655	662
Risk management liabilities (Notes 6 and 7)	81	78
Non-controlling interests (Note 4)	439	478
Shareholders' equity
Common shares (Notes 14 and 15)	2,194	2,169
Retained earnings (Note 15)	600	634
Accumulated other comprehensive income (Note 15)	278	126
Total shareholders’ equity	3,072	2,929
Total liabilities and shareholders’ equity	10,095	9,775

Contingencies (Notes 18 and 20)
Commitments (Notes 6 and 19)
Subsequent events (Note 25)
See accompanying notes.
TRANSALTA CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in millions of Canadian dollars)

3 months ended Sept. 30	9 months ended Sept. 30
Unaudited	2010	2009	2010	2009

Net earnings	38	66	156	102
Other comprehensive income (loss)
Losses on translating net assets of self-sustaining foreign operations	(14)	(96)	(22)	(158)
Gains on financial instruments designated as hedges of self-sustaining foreign operations, net of tax(1)	8	72	10	103
Gains on derivatives designated as cash flow hedges, net of tax(2)	122	11	239	225
Reclassification of losses (gains) on derivatives designated as cash flow hedges to balance sheet, net of tax(3)	1	-	8	(8)
Reclassification of gains on derivatives designated as cash flow hedges to net earnings, net of tax(4)	(11)	(38)	(83)	(95)
Other comprehensive income (loss)	106	(51)	152	67
Comprehensive income	144	15	308	169

(1) Net of income tax expense of 2 for the three and nine months ended Sept. 30, 2010 (2009 - 12 expense and 21 expense), respectively.
(2) Net of income tax expense of 64 and 124 for the three and nine months ended Sept. 30, 2010 (2009 - 2 recovery and 96 expense), respectively.
(3) Net of income tax expense of 1 and 3 for the three and nine months ended Sept. 30, 2010 (2009 - nil and 3 recovery), respectively.
(4) Net of income tax recovery of 8 and 43 for the three and nine months ended Sept. 30, 2010 (2009 - 21 recovery and 52 recovery), respectively.

See accompanying notes.

TRANSALTA CORPORATION / Q3 2010   3

TRANSALTA CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions of Canadian dollars)
	3 months ended Sept. 30		9 months ended Sept. 30
Unaudited	2010	2009	2010	2009

Operating activities
Net earnings	38	66	156	102
Depreciation and amortization (Note 22)	130	116	362	359
Gain on sale of equipment	-	-	(1)	-
Non-controlling interests (Note 4)	8	3	20	27
Asset retirement obligation accretion (Note 13)	5	5	15	17
Asset retirement costs settled (Note 13)	(12)	(11)	(27)	(27)
Future income taxes	2	4	19	-
Unrealized foreign exchange loss (gain)	2	(4)	-	(15)
Unrealized loss (gain) from risk management activities	2	(1)	2	(1)
Other non-cash items	9	-	12	1
	184	178	558	463
Change in non-cash operating working capital balances (Note 23)	46	16	(56)	(129)
Cash flow from operating activities	230	194	502	334
Investing activities
Additions to property, plant, and equipment	(184)	(269)	(593)	(681)
Proceeds on sale of property, plant, and equipment	-	4	3	5
Proceeds on sale of minority interest in Kent Hills (Note 3)	-	-	-	29
Increase in income tax recovered (Note 10)	12	-	12	-
Restricted cash	(7)	1	(7)	(1)
Realized losses on financial instruments	(1)	(2)	(22)	(16)
Net increase (decrease) in collateral received from counterparties	60	(15)	86	105
Net (increase) decrease in collateral paid to counterparties	(4)	2	(6)	9
Settlement of adjustments on sale of Mexican equity investment (Note 3)	-	-	-	(7)
Other	(2)	9	4	(5)
Cash flow used in investing activities	(126)	(270)	(523)	(562)
Financing activities
Net (decrease) increase in credit facilities	(15)	182	(44)	300
Repayment of long-term debt	(2)	(2)	(20)	(20)
Issuance of long-term debt (Note 12)	-	-	301	200
Dividends paid on common shares (Note 2)	(49)	(58)	(169)	(169)
Net proceeds on issuance of common shares (Notes 2 and 14)	-	-	1	-
Realized gains (losses) on financial instruments	9	-	(8)	-
Distributions paid to subsidiaries' non-controlling interests	(15)	(7)	(44)	(40)
Other	-	(5)	-	(5)
Cash flow (used in) from financing activities	(72)	110	17	266
Cash flow from (used in) operating, investing, and financing activities	32	34	(4)	38
Effect of translation on foreign currency cash	5	(2)	2	(2)
Increase (decrease) in cash and cash equivalents	37	32	(2)	36
Cash and cash equivalents, beginning of period	43	54	82	50
Cash and cash equivalents, end of period	80	86	80	86
Cash taxes (recovered) paid	(40)	3	(21)	35
Cash interest paid	42	12	96	78

See accompanying notes.

TRANSALTA CORPORATION / Q3 2010   4

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Tabular amounts in millions of Canadian dollars, except as otherwise noted)

1.  ACCOUNTING POLICIES

These unaudited interim consolidated financial statements do not include all of the disclosures included in TransAlta Corporation’s (“TransAlta” or “the Corporation”) annual consolidated financial statements.  Accordingly, these unaudited interim consolidated financial statements should be read in conjunction with the Corporation’s most recent annual consolidated financial statements.

These unaudited interim consolidated financial statements reflect all adjustments which consist of normal recurring adjustments and accruals that are, in the opinion of management, necessary for a fair presentation of the results.

TransAlta’s results are partly seasonal due to the nature of the electricity market and related fuel costs.  Higher maintenance costs are ordinarily incurred in the second and third quarters when electricity prices are expected to be lower as electricity prices generally increase in the winter months in the Canadian market.

These unaudited interim consolidated financial statements have been prepared in accordance with Canadian Generally Accepted Accounting Principles (“Canadian GAAP”) using the same accounting policies as those used in the Corporation’s most recent annual consolidated financial statements, except as explained below.

2.  ACCOUNTING CHANGES

Current Accounting Changes

Inventory

During the second quarter, the Corporation modified its inventory measurement policy for commodity inventories held in its Energy Trading business segment to better reflect the nature of the underlying inventory and the segment’s business objectives. Commodity inventories held in the Energy Trading segment are now measured at fair value less costs to sell, as opposed to the lower of cost and net realizable value. Changes in fair value less costs to sell are recognized in net earnings in the period of change. The effect of this change on current and prior periods was not material. Accordingly, the change has been applied prospectively and prior periods have not been restated.

Change in Estimate - Useful Lives

In 2010, management initiated a comprehensive review of the estimated useful lives of all generating facilities and coal mining assets, having regard for, among other things, TransAlta’s economic lifecycle maintenance program, the existing condition of the assets, progress on carbon capture and other technologies, as well as other market related factors.

TRANSALTA CORPORATION / Q3 2010   5

Management concluded its review of the coal fleet, as well as its mining assets, and updated the estimated useful lives of these assets to reflect their current expected economic lives.  As a result, depreciation was reduced by $7 million and $19 million for the three and nine months ended Sept. 30, 2010, respectively, compared to the same periods in 2009.  The estimated annual pre-tax impact of this change is $29 million and will be reflected in depreciation expense and cost of goods sold.

Any other adjustments resulting from the review of the balance of the fleet will be reflected in future periods.

Future Accounting Changes

International Financial Reporting Standards (“IFRS”) Convergence

In 2005, the Accounting Standards Board of Canada (“AcSB”) announced that accounting standards in Canada are to converge with IFRS.  On May 8, 2009, the AcSB re-confirmed that IFRS will be required for interim and annual financial statements commencing on Jan. 1, 2011, with appropriate comparative IFRS financial information for 2010.  While IFRS uses a conceptual framework similar to Canadian GAAP, there are significant differences in accounting policies that will be addressed as part of the convergence project, which have been more fully described in Note 2(D) to the Corporation’s annual consolidated financial statements.  During the third quarter of 2010, no new significant differences were identified.

The project is on track and is currently in the implementation phase with respect to dual reporting in 2010 and in the solution development and implementation phase with respect to 2011 full convergence.  Cross-functional, issue-specific teams have been established to analyze the impacts of adopting IFRS, and focus on developing and implementing specific solutions for convergence.

A steering committee, comprised of senior representatives across the Corporation, has been established to monitor the progress and critical decisions in the transition to IFRS, and continues to meet regularly.  Quarterly updates are provided to the Audit and Risk Committee. The Corporation is continuing to assess the impact of adopting these standards on the consolidated financial statements.

Comparative Figures

Certain comparative figures have been reclassified to conform to the current period’s presentation.  These reclassifications did not impact previously reported net earnings or retained earnings.

3.  OTHER INCOME

During the second quarter of 2009, the Corporation sold a 17 per cent interest in its Kent Hills project to Natural Forces Technologies Inc. (“Natural Forces”) for proceeds of $29 million, and recorded a pre-tax gain of $1 million. During the first quarter of 2009, the Corporation settled an outstanding commercial issue related to the sale of its Mexican equity investment for a pre-tax gain of $7 million.

TRANSALTA CORPORATION / Q3 2010   6

4.  NON-CONTROLLING INTERESTS

The change in non-controlling interests is provided below:

Balance, Dec. 31, 2009	478
Distributions paid	(44)
Non-controlling interests portion of net earnings	20
Non-controlling interests portion of OCI	(15)
Balance, Sept. 30, 2010	439

5.

INCOME TAX EXPENSE (RECOVERY)

The components of income tax expense (recovery) are as follows:

	3 months ended Sept. 30		9 months ended Sept. 30
	2010	2009	2010	2009
Current tax expense (recovery)	2	12	(34)	-
Future income tax expense	2	4	19	-
Income tax expense (recovery)	4	16	(15)	-

During the second quarter of 2010, TransAlta recognized a $30 million income tax recovery related to the resolution of certain outstanding tax matters.  Interest expense also decreased by $14 million as a result of associated interest recoveries (Note 12).  $30 million of cash from the resolution of these tax matters was received during the third quarter and the balance is expected to be received before the end of the year.

TRANSALTA CORPORATION / Q3 2010   7

6.  FINANCIAL INSTRUMENTS

A.

Financial Assets and Liabilities – Classification and Measurement

Financial assets and financial liabilities are measured on an ongoing basis at cost, fair value, or amortized cost.  The “Financial Instruments and Hedges” section of Note 1(F) in the Corporation’s 2009 annual consolidated financial statements describes how financial instruments are measured and how income and expenses, including fair value gains and losses, are recognized.  The following table highlights the carrying amounts and classifications of the financial assets and liabilities:

Carrying value of financial instruments as at Sept. 30, 2010
	Derivatives used for hedging	Derivatives classified as held for trading	Loans and receivables	Other financial liabilities	Total
Financial assets
Cash and cash equivalents	-	-	80	-	80
Accounts receivable	-	-	361	-	361
Collateral paid	-	-	32	-	32
Risk management assets
Current	270	19	-	-	289
Long-term	332	3	-	-	335
Restricted cash	-	-	7	-	7
Financial liabilities			.
Accounts payable and accrued liabilities	-	-	-	406	406
Collateral received	-	-	-	169	169
Risk management liabilities
Current	11	19	-	-	30
Long-term	76	5	-	-	81
Long-term debt - recourse(1)	-	-	-	4,122	4,122
Long-term debt - non-recourse(1)	-	-	-	562	562

Carrying value of financial instruments as at Dec. 31, 2009
	Derivatives used for hedging	Derivatives classified as held for trading	Loans and receivables	Other financial liabilities	Total
Financial assets
Cash and cash equivalents	-	-	82	-	82
Accounts receivable	-	-	421	-	421
Collateral paid	-	-	27	-	27
Risk management assets
Current	130	14	-	-	144
Long-term	219	5	-	-	224
Financial liabilities
Accounts payable and accrued liabilities	-	-	-	521	521
Collateral received	-	-	-	86	86
Risk management liabilities
Current	28	17	-	-	45
Long-term	75	3	-	-	78
Long-term debt - recourse(1)	-	-	-	3,864	3,864
Long-term debt - non-recourse(1)	-	-	-	578	578
(1) Includes current portion.

TRANSALTA CORPORATION / Q3 2010   8

B.

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount of consideration that would be agreed upon in an arm’s-length transaction between knowledgeable and willing parties who are under no compulsion to act.  Fair values can be determined by reference to prices for that instrument in active markets to which the Corporation has access.  In the absence of an active market, the Corporation determines fair values based on valuation models or by reference to other similar products in active markets.

Fair values determined using valuation models require the use of assumptions.  In determining those assumptions, the Corporation looks primarily to external readily observable market inputs.  In limited circumstances, the Corporation uses inputs that are not based on observable market data.

I.  Level Determinations and Classifications

The Level I, II and III classifications in the fair value hierarchy utilized by the Corporation are defined below:

Level I

Fair values are determined using inputs that are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Corporation has the ability to access.  In determining Level I Energy Trading(1) fair values, the Corporation uses quoted prices for identically traded commodities obtained from active exchanges such as the New York Mercantile Exchange.

Level II

Fair values are determined using inputs other than unadjusted quoted prices that are observable for the asset or liability, either directly or indirectly.

Energy Trading fair values falling within the Level II category are determined through the use of quoted prices in active markets adjusted for factors specific to the asset or liability, such as basis and location differentials.  The Corporation includes over-the-counter derivatives with values based upon observable commodity futures curves and derivatives with input validated by broker quotes or other publicly available market data providers.  Level II fair values are also determined using valuation techniques, such as option pricing models and regression or extrapolation formulas, where the inputs are readily observable, including commodity prices for similar assets or liabilities in active markets, and implied volatilities for options.

In determining Level II fair values of other risk management assets and liabilities, the Corporation uses observable inputs other than unadjusted quoted prices that are observable for the asset or liability, such as interest rate yield curves and currency rates.  For certain financial instruments where insufficient trading volume or lack of recent trades exists, the Corporation relies on similar interest or currency rate inputs and other third-party information such as credit spreads.

Level III

Fair values are determined using inputs for the asset or liability that are not readily observable.

In limited circumstances, Energy Trading may enter into commodity transactions involving non-standard features for which market-observable data is not available.  In these cases, Level III fair values are determined using valuation techniques with inputs that are based on historical data such as unit availability, transmission congestion, demand profiles for individual non-standard deals and structured products, and/or volatilities and correlations between products derived from historical prices.  Where commodity transactions extend into periods for which market-observable prices are not available, an internally-developed fundamental price forecast is used in the valuation.

(1) The Energy Trading segment was referred to as “Commercial Operations and Development” in 2009.

TRANSALTA CORPORATION / Q3 2010   9

As a result of the acquisition of Canadian Hydro Developers, Inc., TransAlta also has various contracts with terms that extend beyond five years.  As forward price forecasts are not available for the full period of these contracts, the value of these contracts is derived by reference to a forecast that is based on a combination of external and internal fundamental modeling, including discounting.  As a result, these contracts are classified in Level III. These contracts are for a specified price with creditworthy counterparties.

The fair value measurement of a financial instrument is included in only one of the three levels, the determination of which is based upon the lowest level input that is significant to the derivation of the fair value.

Energy Trading

The following table summarizes the key factors impacting the fair value of the Energy Trading risk management assets and liabilities by classification level during the nine months ended Sept. 30, 2010:

	Hedges			Non-hedges			Total
	Level I	Level II	Level III	Level I	Level II	Level III	Level I	Level II	Level III
Net risk management assets (liabilities) at Dec. 31, 2009	-	297	(27)	-	-	1	-	297	(26)
Changes attributable to:
Market price changes on existing contracts	-	227	21	9	(2)	-	9	225	21
Market price changes on new contracts	-	73	-	(6)	(3)	(1)	(6)	70	(1)
Contracts settled	-	(96)	(3)	(1)	2	-	(1)	(94)	(3)
Change in foreign exchange rates	-	(3)	-	-	-	-	-	(3)	-
Transfers in/out of Level III	-	1	(1)	-	-	-	-	1	(1)
Net risk management assets (liabilities) at Sept. 30, 2010	-	499	(10)	2	(3)	-	2	496	(10)
Additional Level III gain information:
Change in fair value included in OCI			17			-			17
Realized gain included in earnings before income taxes			3			-			3
Unrealized gain (loss) included in earnings before income taxes relating to those net assets held at Sept. 30, 2010			-			(1)			(1)

To the extent applicable, changes in net risk management assets and liabilities for non-hedge positions are reflected within the gross margin of the Energy Trading and Generation business segments.

The effect of using reasonably possible alternative assumptions as inputs to valuation techniques from which the Level III Energy Trading fair values are determined at Sept. 30, 2010 is estimated to be +/- $18 million (Dec. 31, 2009 – $24 million).  Where an internally-developed fundamental price forecast is used, reasonably alternate fundamental price forecasts sourced from external consultants are included in the estimate. In limited circumstances, certain contracts have terms extending beyond five years that require valuations to be extrapolated as the lengths of these contracts make reasonably alternate fundamental price forecasts unavailable.

TRANSALTA CORPORATION / Q3 2010   10

The total change in Level III financial assets and liabilities held at Sept. 30, 2010, that was recognized in pre-tax earnings for the nine months ended Sept. 30, 2010 was $2 million (Sept. 30, 2009 - $1 million).

The anticipated settlement of the above contracts over each of the next five calendar years and thereafter is as follows:

		2010	2011	2012	2013	2014	2015 and thereafter	Total
Hedges	Level I	-	-	-	-	-	-	-
	Level II	57	244	163	40	10	(15)	499
	Level III	2	6	2	1	-	(21)	(10)
Non-hedges	Level I	2	-	-	-	-	-	2
	Level II	1	(4)	(1)	5	-	(4)	(3)
	Level III	-	-	-	-	-	-	-
Total by level	Level I	2	-	-	-	-	-	2
	Level II	58	240	162	45	10	(19)	496
	Level III	2	6	2	1	-	(21)	(10)
Total net assets (liabilities)		62	246	164	46	10	(40)	488

Other Risk Management Assets and Liabilities

The following table summarizes the key factors impacting the fair value of the other risk management assets and liabilities by classification level during the nine months ended Sept. 30, 2010:

	Hedges			Non-hedges			Total
	Level I	Level II	Level III	Level I	Level II	Level III	Level I	Level II	Level III
Net risk management liabilities at Dec. 31, 2009	-	(24)	-	-	(2)	-	-	(26)	-
Changes attributable to:
Market price changes on existing contracts	-	19	-	-	-	-	-	19	-
Market price changes on new contracts	-	10	-	-	(1)	-	-	9	-
Contracts settled	-	21	-	-	2	-	-	23	-
Net risk management assets (liabilities) at Sept. 30, 2010	-	26	-	-	(1)	-	-	25	-

Changes in other risk management assets and liabilities related to hedge positions are reflected within net earnings when such transactions have settled during the period or when ineffectiveness exists in the hedging relationship.  For hedges that remain effective and qualify for hedge accounting, any change in value will be deferred in Accumulated Other Comprehensive Income (“AOCI”) until the instrument is settled, or until such time as the hedged item affects net earnings, or there is a reduction in the net investment in the foreign operations.

TRANSALTA CORPORATION / Q3 2010   11

The anticipated settlement of the above contracts over each of the next five calendar years and thereafter is as follows:

		2010	2011	2012	2013	2014	2015 and thereafter	Total
Hedges	Level I	-	-	-	-	-	-	-
	Level II	(5)	3	1	4	(1)	24	26
	Level III	-	-	-	-	-	-	-
Non-hedges	Level I	-	-	-	-	-	-	-
	Level II	(1)	-	-	-	-	-	(1)
	Level III	-	-	-	-	-	-	-
Total by level	Level I	-	-	-	-	-	-	-
	Level II	(6)	3	1	4	(1)	24	25
	Level III	-	-	-	-	-	-	-
Total net (liabilities) assets		(6)	3	1	4	(1)	24	25

The fair value of the Corporation’s long-term debt is outlined below:

	Fair value(1)				Total carrying value
As at Sept. 30, 2010	Level I	Level II	Level III	Total
Financial assets and liabilities measured at other than fair value
Long-term debt - Sept. 30, 2010(2)	-	4,968	-	4,968	4,684
Long-term debt - Dec. 31, 2009(2)	-	4,499	-	4,499	4,442

(1) Excludes financial assets and liabilities where book value approximates fair value due to the liquid nature of the asset or liability (cash and cash equivalents, restricted cash, accounts receivable, collateral paid, accounts payable and accrued liabilities, and collateral received).

(2) Includes current portion.

C.

 Inception Gains and Losses

The majority of derivatives traded by the Corporation are not traded on an active exchange or extend beyond the time period for which exchange-based quotes are available.  The fair values of these derivatives have been determined using valuation techniques or models.

In some instances, a difference may arise between the fair value of a financial instrument at initial recognition (the “transaction price”) and the amount calculated through a valuation model.  This unrealized gain or loss at inception is recognized in net earnings only if the fair value of the instrument is evidenced by a quoted market price in an active market, observable current market transactions that are substantially the same, or a valuation technique that uses observable market inputs.  Where these criteria are not met, the difference is deferred on the Consolidated Balance Sheets in Risk management assets or liabilities, and is recognized in net earnings over the term of the related contract.  The difference between the transaction price and the valuation model yet to be recognized in net earnings and a reconciliation of changes during the period is as follows:

As at	Sept. 30, 2010	Dec. 31, 2009
Unamortized (loss) gain at beginning of period	(1)	2
New inception gains (losses)	2	(1)
Amortization recorded in net earnings during the period	(1)	(2)
Unamortized loss at end of period	-	(1)

TRANSALTA CORPORATION / Q3 2010   12

7.

RISK MANAGEMENT ACTIVITIES

A.  Risk Management Assets and Liabilities

Aggregate risk management assets and liabilities are as follows:

As at	Sept. 30, 2010					Dec. 31, 2009
	Net Investment Hedges	Cash Flow Hedges	Fair Value Hedges	Not Designated as a Hedge	Total	Total
Risk management assets
Energy Trading
Current	-	267	-	19	286	144
Long-term	-	288	-	3	291	207
Total Energy Trading risk management assets	-	555	-	22	577	351

Other
Current	-	3	-	-	3	-
Long-term	-	-	44	-	44	17
Total other risk management assets	-	3	44	-	47	17

Risk management liabilities
Energy Trading
Current	-	6	-	18	24	30
Long-term	-	60	-	5	65	50
Total Energy Trading risk management liabilities	-	66	-	23	89	80

Other
Current	5	-	-	1	6	15
Long-term	-	16	-	-	16	28
Total other risk management liabilities	5	16	-	1	22	43

Net Energy Trading risk management assets (liabilities)	-	489	-	(1)	488	271
Net other risk management (liabilities) assets	(5)	(13)	44	(1)	25	(26)

Net total risk management (liabilities) assets	(5)	476	44	(2)	513	245

Additional information on derivative instruments has been presented on a net basis below.

TRANSALTA CORPORATION / Q3 2010   13

I.  Hedges

a.  Net Investment Hedges

i.  Hedges of Foreign Operations

U.S. dollar denominated long-term debt with a face value of U.S.$820 million (Dec. 31, 2009 – U.S.$1,100 million), and a U.S. dollar denominated credit facility with a face value of U.S.$300 million (Dec. 31, 2009 – U.S.$300 million) have been designated as a part of the hedge of TransAlta’s net investment in self-sustaining foreign operations.

The Corporation has also hedged a portion of its net investment in self-sustaining foreign operations with cross-currency swaps and foreign currency forward sales (purchase) contracts as shown below:

Cross-Currency Swap

Outstanding liability resulting from cross-currency swap used as part of the net investment hedge is as follows:

Sept. 30, 2010			Dec. 31, 2009
Notional amount	Fair value liability	Maturity	Notional amount	Fair value liability	Maturity
-	-	-	AUD34	(2)	2010

Foreign Currency Contracts

Outstanding foreign currency forward sale (purchase) contracts used as part of the net investment hedge are as follows:

Sept. 30, 2010			Dec. 31, 2009
Notional amount	Fair value liability	Maturity	Notional amount	Fair value liability	Maturity
AUD180	(2)	2010	AUD120	(2)	2010
U.S.13	(3)	2010	U.S.(182)	(1)	2010

ii.  Effect on the Consolidated Statements of Comprehensive Income

For the three months ended Sept. 30, 2010, a net after-tax loss of $6 million (Sept. 30, 2009 – loss of $24 million), relating to the translation of the Corporation’s net investment in self-sustaining foreign operations, net of hedging, was recognized in Other Comprehensive Income (“OCI”).  For the nine months ended Sept. 30, 2010, a net after-tax loss of $12 million (Sept. 30, 2009 – loss of $55 million), relating to the translation of the Corporation’s net investment in self-sustaining foreign operations, net of hedging, was recognized in OCI.

TRANSALTA CORPORATION / Q3 2010   14

All net investment hedges currently have no ineffective portion.  The following table summarizes the pre-tax impact of net investment hedges on the Consolidated Statements of Comprehensive Income for the three and nine months ended Sept. 30, 2010 and 2009:

Financial instruments in net investment hedging relationships	Pre-tax gain (loss) recognized in OCI for the 3 months ended Sept. 30, 2010	Pre-tax gain (loss) recognized in OCI for the 3 months ended Sept. 30, 2009
Long-term debt	26	101
Cross currency	-	(1)
Foreign exchange	(16)	(16)
OCI impact	10	84

Financial instruments in net investment hedging relationships	Pre-tax gain (loss) recognized in OCI for the 9 months ended Sept. 30, 2010	Pre-tax gain (loss) recognized in OCI for the 9 months ended Sept. 30, 2009
Long-term debt	35	185
Cross currency	3	(4)
Foreign exchange	(26)	(57)
OCI impact	12	124

b.  Cash flow hedges

i.  Energy Trading Risk Management

The Corporation’s outstanding Energy Trading derivative instruments designated as hedging instruments at Sept. 30, 2010, were as follows:

(Thousands)	Sept. 30, 2010		Dec. 31, 2009
Type	Notional amount sold	Notional amount purchased	Notional amount sold	Notional amount purchased
Electricity (MWh)	35,217	11	28,989	-
Natural gas (GJ)	485	33,719	2,163	360
Oil (gallons)	-	16,254	-	25,074

ii.  Foreign Currency Rate Risk Management

Foreign Exchange Forward Contracts on Foreign Denominated Receipts and Expenditures

The Corporation uses forward foreign exchange contracts to hedge a portion of its future foreign denominated receipts and expenditures as follows:

Sept. 30, 2010				Dec. 31, 2009
Notional amount sold	Notional amount purchased	Fair value liability	Maturity	Notional amount sold	Notional amount purchased	Fair value liability	Maturity
222	U.S.205	(5)	2010-2017	91	U.S.78	(8)	2010
U.S.3	3	-	2010	U.S.14	15	-	2010
-	-	-	-	AUD4	U.S.3	-	2010

TRANSALTA CORPORATION / Q3 2010   15

Foreign Exchange Forward Contracts on Foreign Denominated Debt

Outstanding foreign exchange forward purchase contracts used to manage foreign exchange exposure on debt not designated as a net investment hedge are as follows:

Sept. 30, 2010			Dec. 31, 2009
Notional amount	Fair value asset	Maturity	Notional amount	Fair value asset	Maturity
U.S.300	1	2012	-	-	-
U.S.300	2	2013	-	-	-

Cross-Currency Swap

TransAlta uses cross-currency swaps to manage foreign exchange risk exposures on foreign denominated debt as follows:

Sept. 30, 2010			Dec. 31, 2009
Notional amount	Fair value liability	Maturity	Notional amount	Fair value liability	Maturity
U.S.500	(11)	2015	U.S.500	(16)	2015

iii.  Interest Rate Risk Management

The Corporation also had outstanding forward start interest rate swaps that converted floating rate debt into fixed rate debt with fixed rates ranging from 3.5 per cent to 4.6 per cent.  These swaps were closed out upon the issuance of the U.S. $300 million senior notes during the first quarter of 2010 and the resulting losses have been included in AOCI and will be amortized to earnings over the original 10-year term of the swaps.

Sept. 30, 2010			Dec. 31, 2009
Notional amount	Fair value liability	Maturity	Notional amount	Fair value liability	Maturity
-	-	-	U.S.300	(8)	2020

iv.  Effect on the Consolidated Statements of Comprehensive Income

Forward sale and purchase commodity contracts, foreign exchange contracts, cross-currency swaps, as well as interest rate contracts, are used to hedge the variability in future cash flows. All components of each derivative’s change in fair value have been included in the assessment of cash flow hedge effectiveness.

TRANSALTA CORPORATION / Q3 2010   16

The following tables summarize the impact of cash flow hedges on the Consolidated Statements of Comprehensive Income, Consolidated Statements of Earnings, and the Consolidated Balance Sheets for the three and nine months ended Sept. 30, 2010 and 2009:

3 months ended Sept. 30, 2010
Effective portion				Ineffective portion
Derivatives in cash flow hedging relationships	Pre-tax gain (loss) recognized in OCI	Location of (gain) loss reclassified from OCI	Pre-tax (gain) loss reclassified from OCI	Location of gain recognized in earnings	Pre-tax gain recognized in earnings
Commodity	212	Revenue	(46)	Revenue	-
Foreign exchange (loss) on project hedges	(6)	Property, plant, and equipment	2	Interest expense	1
Foreign exchange (loss) on U.S.debt	(10)	Foreign exchange loss on U.S.debt	26
Cross-currency swaps	(10)	Interest expense	1
Interest rate	-
OCI impact	186	OCI impact	(17)	Net earnings impact	1

3 months ended Sept. 30, 2009
Effective portion				Ineffective portion
Derivatives in cash flow hedging relationships	Pre-tax (loss) gain recognized in OCI	Location of (gain) loss reclassified from OCI	Pre-tax (gain) loss reclassified from OCI	Location of loss recognized in earnings	Pre-tax gain (loss) recognized in earnings
Commodity	(24)	Revenue	(60)	Revenue	2
Foreign exchange (loss) on project hedges	(25)	Property, plant, and equipment	-	Interest expense	(1)
Cross-currency swaps	-	Interest expense	1
Interest rate	58
OCI impact	9	OCI impact	(59)	Net earnings impact	1

9 months ended Sept. 30, 2010
Effective portion				Ineffective portion
Derivatives in cash flow hedging relationships	Pre-tax gain (loss) recognized in OCI	Location of (gain) loss reclassified from OCI	Pre-tax (gain) loss reclassified from OCI	Location of loss recognized in earnings	Pre-tax loss recognized in earnings
Commodity	372	Revenue	(134)	Revenue	-
Foreign exchange gain (loss) on project hedges	(7)	Property, plant, and equipment	11	Interest expense	-
Foreign exchange loss on U.S.debt	-	Foreign exchange loss on U.S.debt	7
Cross-currency swaps	7	Interest expense	1
Interest rate	(9)
OCI impact	363	OCI impact	(115)	Net earnings impact	-

TRANSALTA CORPORATION / Q3 2010   17

9 months ended Sept. 30, 2009
Effective portion				Ineffective portion
Derivatives in cash flow hedging relationships	Pre-tax gain (loss) recognized in OCI	Location of (gain) loss reclassified from OCI	Pre-tax (gain) loss reclassified from OCI	Location of loss recognized in earnings	Pre-tax loss recognized in earnings
Commodity	312	Revenue	(148)	Revenue	-
Foreign exchange loss on project hedges	(15)	Property, plant, and equipment	(11)	Interest expense	(2)
Cross-currency swaps	-	Interest expense	1
Interest rate	24
OCI impact	321	OCI impact	(158)	Net earnings impact	(2)

Over the next 12 months, the Corporation estimates that $174 million (Dec. 31, 2009 – $77 million after-tax gains) of after-tax gains will be reclassified from AOCI and recognized in net earnings.

c.  Fair value hedges

i.  Interest Rate Risk Management

The Corporation has converted a portion of its fixed interest rate debt, with rates ranging from 5.75 per cent to 6.9 per cent, to floating rate debt through interest rate swaps as shown below:

Sept. 30, 2010			Dec. 31, 2009
Notional amount	Fair value asset	Maturity	Notional amount	Fair value asset (liability)	Maturity
100	3	2011	100	7	2011
U.S.100	4	2013	U.S.50	(1)	2013
U.S.300	37	2018	U.S.150	7	2018

Including the interest rate swaps above, 33 per cent of the Corporation’s debt is subject to floating interest rates (Dec. 31, 2009 – 31 per cent).

ii.  Effect on the Consolidated Statements of Comprehensive Income

No ineffective portion of fair value hedges was recorded for the three and nine months ended Sept. 30, 2010 and 2009.

TRANSALTA CORPORATION / Q3 2010   18

The following table summarizes the impact and location of fair value hedges on the Consolidated Statements of Earnings for the three and nine months ended Sept. 30, 2010 and 2009:

Derivatives in fair value hedging	Location of gain (loss) on statements of	3 months ended Sept. 30		9 months ended Sept. 30
relationships	earnings	2010	2009	2010	2009
Interest rate contracts	Interest expense	6	(1)	33	13
Long-term debt	Interest expense	(6)	1	(33)	(13)
Net earnings impact		-	-	-	-

II.  Non-Hedges

The Corporation enters into various derivative transactions that do not qualify for hedge accounting or where a choice was made not to apply hedge accounting where the related assets and liabilities are classified as held for trading.  The net realized and unrealized gains or losses from changes in the fair value of these derivatives are reported in earnings in the period the change occurs.

a.  Energy Trading Risk Management

The Corporation enters into certain commodity hedging transactions that are classified as held for trading.  The net realized and unrealized gains or losses from changes in the fair value of these derivatives are reported as revenue in the period the change occurs.  The Corporation’s outstanding Energy Trading derivative instruments that are not designated as hedging instruments at Sept. 30, 2010, were as follows:

(Thousands)	Sept. 30, 2010		Dec. 31, 2009
Type	Notional amount sold	Notional amount purchased	Notional amount sold	Notional amount purchased
Electricity (MWh)	17,185	18,461	14,107	14,844
Natural gas (GJ)	659,293	675,908	323,793	309,764
Transmission (MWh)	-	2,587	-	4,852

b.  Cross-Currency Swaps

Cross-currency swaps are periodically entered into in order to limit the Corporation’s exposure to fluctuations in foreign exchange and interest rates.  The liability resulting from an outstanding cross-currency swap is as follows:

Sept. 30, 2010			Dec. 31, 2009
Notional amount	Fair value liability	Maturity	Notional amount	Fair value liability	Maturity
-	-	-	AUD13	(2)	2010

c.  Foreign Currency Contracts

The Corporation periodically enters into foreign exchange forwards to hedge future foreign denominated revenues and expenses for which hedge accounting is not pursued.  These items are classified as held for trading, and changes in the fair values associated with these transactions are recognized in net earnings.

TRANSALTA CORPORATION / Q3 2010   19

Outstanding notional amounts and fair values associated with these forward contracts are as follows:

Sept. 30, 2010				Dec. 31, 2009
Notional amount sold	Notional amount purchased	Fair value liability	Maturity	Notional amount sold	Notional amount purchased	Fair value liability	Maturity
AUD7	6	-	2010	-	-	-	-
AUD4	U.S.3	(1)	2010	-	-	-	-
U.S.35	37	-	2010	U.S.13	14	-	2010

d.  Total Return Swaps

The Corporation also has certain compensation and deferred share unit programs, the values of which depend on the common share price of the Corporation.  The Corporation has fixed a portion of the settlement cost of these programs by entering into a total return swap for which hedge accounting has not been chosen.  The total return swap is cash settled every quarter based upon the difference between the fixed price and the market price of the Corporation’s common shares at the end of each quarter.

e.  Effect on the Consolidated Statements of Comprehensive Income

The tables below summarizes the net realized and unrealized gains and losses included in net earnings that are associated with derivatives not designated as hedges:

	3 months ended Sept. 30
	2010			2009
	Net unrealized	Net realized		Net unrealized	Net realized
	losses	gains (losses)	Total	gains	(losses) gains	Total
Commodity	(4)	5	1	1	(1)	-
Foreign exchange	(1)	(4)	(5)	-	3	3
Other	(2)	(1)	(3)	-	-	-

	9 months ended Sept. 30
	2010			2009
	Net unrealized	Net realized		Net unrealized	Net realized
	losses	gains (losses)	Total	gains	gains (losses)	Total
Commodity	(4)	11	7	2	33	35
Interest	-	-	-	-	(1)	(1)
Foreign exchange	-	-	-	4	(2)	2
Other	-	(1)	(1)	-	(1)	(1)

B.  Nature and Extent of Risks Arising from Financial Instruments

I.  Market Risk

a.  Commodity Price Risk – Proprietary Energy Trading

Changes in market prices associated with proprietary trading activities affect net earnings in the period that the price changes occur.   Value at Risk (“VaR”) at Sept. 30, 2010 associated with the Corporation’s proprietary energy trading activities was $4 million (Dec. 31, 2009 – $3 million).

TRANSALTA CORPORATION / Q3 2010   20

b.  Commodity Price Risk - Generation

VaR at Sept. 30, 2010 associated with the Corporation’s commodity derivative instruments used in generation hedging activities was $21 million (Dec. 31, 2009 – $45 million).

The Corporation’s policy on asset-backed transactions is to seek normal purchase / normal sale (“NPNS”) contract status or hedge accounting treatment.  For positions and economic hedges that do not meet hedge accounting requirements or short-term optimization transactions, such as buybacks entered into to offset existing hedge positions, these transactions are marked to the market value with changes in market prices associated with these transactions affecting net earnings in the period in which the price change occurs.  VaR at Sept. 30, 2010 associated with the Corporation’s commodity derivative instruments used in the generation segment, but which are not designated as hedges, was nil (Dec. 31, 2009 – nil).

c.  Interest Rate Risk

The possible effect on net earnings and OCI, due to changes in market interest rates affecting the Corporation’s floating rate debt, interest-bearing assets, and held for trading and hedging interest rate derivatives outstanding at the balance sheet date, is outlined below.  The sensitivity analysis has been prepared using management’s assessment that a 50 basis point increase or decrease is a reasonable potential change in market interest rates over the next quarter.

	9 months ended Sept. 30
	2010		2009
	Net earnings increase(1)	OCI loss(1)	Net earnings increase(1)	OCI loss(1)
50 basis point change	5	-	3	(8)

(1) This calculation assumes a decrease in market interest rates. An increase would have the opposite effect.

d.  Currency Rate Risk

The foreign currency risk sensitivities outlined below are limited to the risks that arise on financial instruments denominated in currencies other than the functional currency.

The possible effect on net earnings and OCI, due to changes in foreign exchange rates associated with financial instruments outstanding at the balance sheet date, is outlined below.  The sensitivity analysis has been prepared using management’s assessment that a five cent increase or decrease in these currencies relative to the Canadian dollar is a reasonable potential change over the next quarter.

	9 months ended Sept. 30
	2010		2009
Currency	Net earnings decrease(1)	OCI gain(1,2)	Net earnings decrease(1)	OCI gain(1,2)
U.S.	(4)	8	(1)	2
AUD	(1)	-	(2)	-
Total	(5)	8	(3)	2
(1) These calculations assume an increase in the value of these currencies relative to the Canadian dollar. A decrease would have the opposite effect.
(2) The foreign exchange impact related to financial instruments used as the hedging instruments in the net investment hedges have been excluded.

TRANSALTA CORPORATION / Q3 2010   21

II.  Credit Risk

At Sept. 30, 2010, TransAlta had one counterparty whose net settlement position accounted for greater than 10 per cent of the total trade receivables outstanding at the end of the period.

The Corporation’s maximum exposure to credit risk at Sept. 30, 2010 and at Dec. 31, 2009, without taking into account collateral held, is represented by the current carrying amounts of accounts receivable and risk management assets as per the Consolidated Balance Sheets.  Letters of credit and cash are the primary types of collateral held as security related to these amounts.  The maximum credit exposure to any one customer for commodity trading operations and hedging, excluding the California market receivables and including the fair value of open trading, net of any collateral held, at Sept. 30, 2010 was $56 million (Dec. 31, 2009 – $63 million).

The Corporation uses external credit ratings, as well as internal ratings in circumstances where external ratings are not available, to establish credit limits for counterparties.  The following table outlines the distribution, by credit rating, of financial assets as at Sept. 30, 2010:

	Investment grade	Non-investment grade	Total
	%	%	%
Accounts receivable	95	5	100
Risk management assets	100	-	100

The Corporation utilizes an allowance for doubtful accounts to record potential credit losses associated with trade receivables.   A reconciliation of the account for the period is presented below:

As at	Sept. 30, 2010	Dec. 31, 2009
Allowance at beginning of period	49	57
Change in foreign exchange rates	(1)	(8)
Allowance at end of period	48	49

At Sept. 30, 2010, the Corporation did not have any significant past due trade receivables except as disclosed in Note 20.

III.  Liquidity Risk

A maturity analysis for the Corporation’s financial assets and liabilities is as follows:

	2010	2011	2012	2013	2014	2015 and thereafter	Total
Accounts payable and accrued liabilities	406	-	-	-	-	-	406
Collateral received	169	-	-	-	-	-	169
Debt(1)	11	253	1,044	647	231	2,491	4,677
Energy Trading risk management (assets) liabilities(2)	(62)	(246)	(164)	(46)	(10)	40	(488)
Other risk management liabilities (assets)(2)	6	(3)	(1)	(4)	1	(24)	(25)
Interest on long-term debt	72	265	238	212	180	1,141	2,108
Total	602	269	1,117	809	402	3,648	6,847
(1) Excludes impact of hedge accounting and includes drawn credit facilities that are currently scheduled to mature in 2012 and 2013.
(2) Net risk management assets and liabilities as above.

TRANSALTA CORPORATION / Q3 2010   22

C.  Collateral

I.  Financial Assets Provided as Collateral

At Sept. 30, 2010, $56 million (Dec. 31, 2009 – $45 million) of financial assets, consisting of cash and accounts receivable,  related to the Corporation’s proportionate share of CE Generation, LLC (“CE Gen”) have been pledged as collateral for certain CE Gen debt.  Should any defaults occur the debt-holders would have first claim on these assets.

At Sept. 30, 2010, the Corporation provided $32 million (Dec. 31, 2009 – $27 million) in cash as collateral to regulated clearing agents as security for commodity trading activities.  These funds are held in segregated accounts by the clearing agents.

II.  Financial Assets Held as Collateral

At Sept. 30, 2010, the Corporation received $169 million (Dec. 31, 2009 – $86 million) in cash collateral associated with counterparty obligations.  Under the terms of the contract, the Corporation may be obligated to pay interest on the outstanding balance and to return the principal when the counterparty has met its contractual obligations, or when the amount of the obligation declines as a result of changes in market value.  Interest payable to the counterparties on the collateral received is calculated in accordance with each contract.

III.  Contingent Features in Derivative Instruments

Collateral is posted in the normal course of business based on the Corporation’s senior unsecured credit rating as determined by certain major credit rating agencies. Certain of the Corporation’s derivative instruments contain financial assurance provisions that require collateral to be posted only if a material adverse credit-related event occurs.  If a material adverse event resulted in the Corporation’s senior unsecured debt to fall below investment grade, the counterparties to such derivative instruments could request ongoing full collateralization.

As at Sept. 30, 2010 the Corporation had posted collateral of $19 million (Dec. 31, 2009 - $37 million) in the form of letters of credit, on derivative instruments in a net liability position.  If the credit-risk-contingent features included in certain derivative agreements were triggered, based upon the value of derivatives as at Sept. 30, 2010, the Corporation would be required to post an additional $19 million of collateral to its counterparties.

8.

INVENTORY

Inventory held in the normal course of business which includes coal, emission credits, and natural gas are valued at the lower of cost and net realizable value. Inventory held for commodity trading, which also includes natural gas, is valued at fair value less costs to sell (Note 2). The classifications are as follows:

As at	Sept. 30, 2010	Dec. 31, 2009
Coal	62	86
Natural gas	7	4
Total	69	90

The decrease in coal inventory at Sept. 30, 2010 compared to Dec. 31, 2009 is primarily due to higher production at the coal facilities.

TRANSALTA CORPORATION / Q3 2010   23

The change in inventory is outlined below:

Balance, Dec. 31, 2009	90
Net consumed	(21)
Balance, Sept. 30, 2010	69

No inventory is pledged as security for liabilities.

For the three and nine months ended Sept. 30, 2010, no inventory was written down from its carrying value nor were any writedowns recorded in previous periods reversed back into net earnings.

9.  RESTRICTED CASH

Restricted cash relates to cash held in a separate bank account maintained by CE Gen pursuant to certain non-recourse debt arrangements.

10.  LONG-TERM RECEIVABLE

In 2008, the Corporation was reassessed by taxation authorities in Canada related to the sale of its previously operated Transmission Business, requiring the Corporation to pay $49 million in taxes and interest.  The Corporation challenged this reassessment.  During the third quarter, a decision from Tax Court was received which allowed for the recovery of $38 million of the previously paid taxes and interest.  A $12 million refund of tax and interest was received during the third quarter and the balance is expected to be received in the fourth quarter or in early 2011.  TransAlta filed an appeal with the Federal Court in September.

11.

OTHER ASSETS

The components of other assets are as follows:

As at	Sept. 30, 2010	Dec. 31, 2009
Deferred license fees	23	22
Accrued pension benefit asset	23	18
Project development costs	48	45
Keephills 3 transmission deposit	8	8
Other	10	9
Total other assets	112	102

TRANSALTA CORPORATION / Q3 2010   24

12.

LONG-TERM DEBT AND NET INTEREST EXPENSE

The amounts outstanding are as follows:

As at	Sept. 30, 2010			Dec. 31, 2009
	Carrying value	Face value	Interest(1)	Carrying value	Face value	Interest(1)
Credit facilities(2)	1,014	1,014	1.5%	1,063	1,063	1.0%
Debentures	1,057	1,076	6.7%	1,055	1,076	6.7%
Senior notes(3)	1,997	1,957	6.0%	1,687	1,684	5.9%
Non-recourse	562	576	6.5%	578	581	6.3%
Other	54	54	6.7%	59	59	6.7%
	4,684	4,677		4,442	4,463
Less: current portion	256	253		31	31
Total long-term debt	4,428	4,424		4,411	4,432
(1) Interest is an average rate weighted by principal amounts outstanding before the effect of hedging.
(2) Composed of Bankers' Acceptances and other commercial borrowings under long-term committed credit facilities.
(3) 2010 - U.S.$1,900 million, 2009 - $1,600 million.

On March 12, 2010, the Corporation issued senior notes in the amount of U.S.$300 million, bearing interest at a rate of 6.5 per cent and maturing in 2040.

The components of net interest expense are as follows:

	3 months ended Sept. 30		9 months ended Sept. 30
	2010	2009	2010	2009
Interest on debt	63	46	181	132
Interest income (Note 5)	(1)	(3)	(16)	(6)
Capitalized interest	(13)	(10)	(35)	(27)
Other	-	3	-	3
Net interest expense	49	36	130	102

The Corporation capitalizes interest during the construction phase of growth capital projects.

13.  ASSET RETIREMENT OBLIGATIONS

The change in the asset retirement obligation balances is summarized below:

Balance, Dec. 31, 2009	282
Liabilities incurred in period	2
Liabilities settled in period	(27)
Accretion expense	15
Revisions in estimated cash flows	(21)
Change in foreign exchange rates	(2)
249
Less: current portion	39
Balance, Sept. 30, 2010	210

TRANSALTA CORPORATION / Q3 2010   25

Revisions in estimated cash flows are primarily due to changes in the estimates associated with the decommissioning of the Wabamun plant, which was shut down on March 31, 2010.

14.  COMMON SHARES ISSUED AND OUTSTANDING

A.  Issued and outstanding

TransAlta is authorized to issue an unlimited number of voting common shares without nominal or par value.  At Sept. 30, 2010, the Corporation had 219.5 million (Dec. 31, 2009 – 218.4 million) common shares issued and outstanding.  During the three months ended Sept. 30, 2010, 0.7 million (Sept. 30, 2009 – 0.1 million) common shares were issued for $15 million (Sept. 30, 2009 – nil).  During the nine months ended Sept. 30, 2010, 1.1 million (Sept. 30, 2009 – 0.3 million) common shares were issued for $19 million (Sept. 30, 2009 – nil).

During 2010, no shares were acquired or cancelled under the Normal Course Issuer Bid (“NCIB”) program prior its expiry on May 6, 2010.  During the three and nine months ended Sept. 30, 2009, no shares were acquired or cancelled under the NCIB program.

B.   Stock options

At Sept. 30, 2010, the Corporation had 2.3 million outstanding employee stock options (Dec. 31, 2009 – 1.5 million), reflecting 0.9 million stock options granted on Feb. 1, 2010, at a strike price of $22.46, being the last sale price of board lots of the shares on the Toronto Stock Exchange the day prior to the day the options were granted for Canadian employees, and U.S.$20.75, being the closing sale price on the New York Stock Exchange on the same date for U.S. employees.  These options will vest in equal installments over four years starting Feb. 1, 2011 and expire after 10 years.  During the three months ended Sept. 30, 2010, a nominal number of options expired, or were exercised or cancelled (Sept. 30, 2009 – nil).  During the nine months ended Sept. 30, 2010, 0.1 million options expired, or were exercised or cancelled (Sept. 30, 2009 – 0.1 million expired, 0.1 million cancelled).

The estimated fair value of these options granted was determined using the Black-Scholes option-pricing model and the following assumptions, resulting in a fair value of $3.67 per option:

Risk free interest rate (%)	2.5
Expected life of the options (years)	4.9
Expected annual dividend yield (%)	5.1
Volatility in the price of the Corporation's shares (%)	29.7

For the three and nine months ended Sept. 30, 2010, stock based compensation expense related to stock options recorded in operations, maintenance, and administration expense was $1 million (Sept. 30, 2009 - nil), and $2 million (Sept. 30, 2009 - $1 million), respectively.

TRANSALTA CORPORATION / Q3 2010   26

C.   Dividend Reinvestment and Share Purchase (“DRASP”) Plan

Under the terms of the DRASP plan, eligible participants are able to purchase additional common shares by reinvesting dividends or making an additional contribution of up to $5,000 per quarter.  On April 29, 2010, in accordance with the terms of the DRASP plan, the Board of Directors approved the issuance of shares from Treasury at a three per cent discount from the weighted average price of the shares traded on the Toronto Stock Exchange on the last five days preceding the dividend payment date.  During the three and nine months ended Sept. 30, 2010, the Corporation issued 0.7 million and 0.9 million common shares for $15 million and $18 million, respectively.  Under the terms of the DRASP plan, the Corporation reserves the right to alter the discount or return to purchasing the shares on the open market at any time.

15.  SHAREHOLDERS’ EQUITY

A reconciliation of shareholders’ equity is as follows:

	Common shares	Retained earnings	Accumulated other comprehensive income	Total shareholders' equity
Balance, Dec. 31, 2009	2,169	634	126	2,929
Net earnings	-	156	-	156
Common shares issued	25	-	-	25
Dividends declared	-	(190)	-	(190)
Losses on translating net assets of self-sustaining foreign operations, net of hedges and of tax	-	-	(12)	(12)
Gains on derivatives designated as cash flow hedges, net of tax	-	-	239	239
Derivatives designated as cash flow hedges in prior periods transferred to the Consolidated Balance Sheets and net earnings in the current period, net of tax	-	-	(75)	(75)
Balance, Sept. 30, 2010	2,194	600	278	3,072

The components of AOCI are presented below:

As at	Sept. 30, 2010	Dec. 31, 2009
Cumulative unrealized losses on translating self-sustaining foreign operations, net of hedges and of tax	(75)	(63)
Cumulative unrealized gains on cash flow hedges, net of tax	353	189
Total accumulated other comprehensive income	278	126

TRANSALTA CORPORATION / Q3 2010   27

16.  CAPITAL

TransAlta’s capital is comprised of the following:

As at	Sept. 30, 2010	Dec. 31, 2009	Increase/ (decrease)
Current portion of long-term debt	256	31	225
Less: cash and cash equivalents	(80)	(82)	2
	176	(51)	227
Long-term debt
Recourse	3,887	3,857	30
Non-recourse	541	554	(13)
Non-controlling interests	439	478	(39)
Shareholders’ equity
Common shares	2,194	2,169	25
Retained earnings	600	634	(34)
AOCI	278	126	152
	7,939	7,818	121
Total capital	8,115	7,767	348

TransAlta’s overall capital management strategy has remained unchanged from Dec. 31, 2009.

TransAlta monitors key credit ratios similar to those used by key rating agencies. While these ratios are not publicly available from credit agencies, TransAlta’s management has defined these ratios and seeks to manage the Corporation’s capital in line with the following targets:

	Sept. 30, 2010	Dec. 31, 2009	Target
Cash flow to interest coverage (times)(1)	4.6	4.9	4 to 5 times
Cash flow to debt (%)(1)	21.2	20.1	20 to 25 per cent
Debt to invested capital (%)	56.7	56.1	55 to 60 per cent
(1) Last 12 months.

For the three and nine months ended Sept. 30, 2010 and 2009, net cash outflows from operating activities, after cash dividends and capital asset additions, are summarized below:

	3 months ended Sept. 30			9 months ended Sept. 30
	2010	2009	Favourable/ (Unfavourable)	2010	2009	Favourable/ (Unfavourable)
Cash flow from operating activities	230	194	36	502	334	168
Cash dividends paid	(49)	(58)	9	(169)	(169)	-
Capital asset expenditures	(184)	(269)	85	(593)	(681)	88
Net cash outflow	(3)	(133)	130	(260)	(516)	256

For the three months ended Sept. 30, 2010, the increase in the net cash flows relative to the third quarter of 2009 resulted primarily from lower capital expenditures and higher cash flow from operating activities.  For the nine months ended Sept. 30, 2010, the increase in the net cash flows relative to the same period in 2009 resulted primarily from higher cash flow from operating activities and lower capital expenditures.  TransAlta seeks to maintain sufficient cash balances and committed credit facilities to fund periodic net cash outflows related to its business.

The financial terms and conditions of the Corporation’s credit facilities remain unchanged from Dec. 31, 2009.

TransAlta’s formal dividend policy has remained unchanged from Dec. 31, 2009.

TRANSALTA CORPORATION / Q3 2010   28

17.  RELATED PARTY TRANSACTIONS

On Dec.16, 2006, predecessors of TransAlta Generation Partnership (“TAGP”), a firm owned by the Corporation and one of its subsidiaries, entered into an agreement with the partners of the Keephills 3 joint venture project to supply coal for the coal-fired plant.  The joint venture project is held in a partnership owned by Keephills 3 Limited Partnership (“K3LP”), a wholly owned subsidiary of the Corporation, and Capital Power Corporation.  TAGP will supply coal until the earlier of the permanent closure of the Keephills 3 facility or the early termination of the agreement by TAGP and the partners of the joint venture.  As at Sept. 30, 2010, TAGP had received $59 million from K3LP for future coal deliveries.  Commercial operation of the Keephills plant is scheduled to commence in the second quarter of 2011.  Payments received prior to that date for future coal deliveries are recorded in deferred revenues and will be amortized into revenue over the life of the coal supply agreement when TAGP starts delivering coal for commissioning activities.

TAGP operates and maintains three combined-cycle power plants in Ontario, a combined-cycle power plant in Fort Saskatchewan, Alberta, and a cogeneration plant in Lloydminster, Alberta on behalf of TransAlta Cogeneration, L.P. (“TA Cogen”), which is a subsidiary of TransAlta.  TAGP also provides management services to the Sheerness thermal plant, which is operated by Canadian Utilities Limited.

For the period November 2002 to October 2012, TA Cogen entered into various transportation swap transactions with TransAlta Energy Marketing Corporation (“TEMC”). The business purpose of these transportation swaps is to provide TA Cogen with the delivery of fixed price gas without being exposed to escalating costs of pipeline transportation for two of its plants over the period of the swap.  The notional gas volume in the swap transaction is equal to the total delivered fuel for each of the facilities.  Exchange amounts are based on the market value of the contract.

For the period October 2010 to October 2011, TA Cogen entered into physical gas purchase transactions with TEMC for volumes to be consumed by one of its plants.

For the period November 2012 to October 2017, TA Cogen entered into financial and foreign currency swap transactions with TEMC to mitigate the natural gas price exposure at one of its plants.

TEMC has entered into offsetting contracts and therefore has no risk other than counterparty risk.

18.  CONTINGENCIES

TransAlta is occasionally named as a party in various claims and legal proceedings which arise during the normal course of its business. TransAlta reviews each of these claims, including the nature of the claim, the amount in dispute or claimed and the availability of insurance coverage.  Although there can be no assurance that any particular claim will be resolved in the Corporation’s favour, the Corporation does not believe that the outcome of any claims or potential claims of which it is currently aware, when taken as a whole, will have a material adverse effect on the Corporation.

TRANSALTA CORPORATION / Q3 2010   29

19.  COMMITMENTS

Sundance Unit 3 Uprate

On Sept. 13, 2010, TransAlta obtained approval from the Board of Directors for a 15 megawatt (“MW”) efficiency uprate at Unit 3 of its Sundance facility.  The total capital cost of the project is estimated to be $27 million with commercial operations expected to begin during the fourth quarter of 2012.

Kent Hills Expansion

On Jan. 11, 2010, TransAlta announced that it had been awarded a 25-year contract to provide an additional 54 MW of wind power to New Brunswick Power.  Under the agreement, TransAlta will expand the existing 96 MW Kent Hills wind facility to a total of 150 MW.  The total capital cost of the project is estimated to be $100 million, with $78 million incurred to date, and is expected to begin commercial operations by the end of 2010.  Natural Forces will have the option to purchase up to a 17 per cent interest in the new operating facility upon completion.

20.  PRIOR PERIOD REGULATORY DECISION

With respect to refunds owing by TransAlta for sales made by it in the organized markets of the California Power Exchange and the California Independent System Operator, the California Parties have sought rehearing of the Federal Energy Regulatory Commission’s (“FERC”) refusal and appealed the refusal to the U.S. Court of Appeals for the Ninth Circuit.  In a decision issued Aug. 24, 2007, which denied rehearing remanded matters to FERC, the Ninth Circuit ruled that FERC had properly excluded both the Summer Transactions and the CERS Transactions from the complaint proceeding.  FERC has yet to respond to the remand.

21.  GUARANTEES – LETTERS OF CREDIT

Letters of credit are issued to counterparties under some contractual arrangements with certain subsidiaries of the Corporation.  If the Corporation or its subsidiary does not perform under such contracts, the counterparty may present its claim for payment to the financial institution through which the letter of credit was issued.  Any amounts owed by the Corporation or its subsidiaries are reflected in the Consolidated Balance Sheets.  All letters of credit expire within one year and are expected to be renewed, as needed, through the normal course of business.  The total outstanding letters of credit as at Sept. 30, 2010 totalled $332 million (Dec. 31, 2009 - $334 million) with nil (Dec. 31, 2009 – nil) amounts exercised by third parties under these arrangements.  TransAlta has a total of $2.1 billion (Dec. 31, 2009 – $2.1 billion) of committed credit facilities of which $0.8 billion (Dec. 31, 2009 – $0.7 billion) is not drawn, and is available as of Sept. 30, 2010, subject to customary borrowing conditions.

In addition to the $0.8 billion available under the credit facilities, TransAlta also has $80 million of cash.

TRANSALTA CORPORATION / Q3 2010   30

22.  SEGMENTED DISCLOSURES

A.     Each business segment assumes responsibility for its operating results measured as operating income or loss.

3 months ended Sept. 30, 2010	Generation	Energy Trading	Corporate	Total
Revenues	697	3	-	700
Fuel and purchased power	320	-	-	320
	377	3	-	380
Operations, maintenance, and administration	131	4	14	149
Depreciation and amortization	121	-	5	126
Taxes, other than income taxes	7	-	-	7
Intersegment cost allocation (recovery)	1	(1)	-	-
	260	3	19	282
	117	-	(19)	98
Foreign exchange gain				1
Net interest expense (Notes 5 and 12)				(49)
Earnings before non-controlling interests and income taxes				50

3 months ended Sept. 30, 2009	Generation	Energy Trading	Corporate	Total
Revenues	659	7	-	666
Fuel and purchased power	286	-	-	286
	373	7	-	380
Operations, maintenance, and administration	116	9	19	144
Depreciation and amortization	106	1	4	111
Taxes, other than income taxes	5	-	-	5
Intersegment cost allocation (recovery)	8	(8)	-	-
	235	2	23	260
	138	5	(23)	120
Foreign exchange gain				1
Net interest expense (Note 12)				(36)
Earnings before non-controlling interests and income taxes				85

TRANSALTA CORPORATION / Q3 2010   31

9 months ended Sept. 30, 2010	Generation	Energy Trading	Corporate	Total
Revenues	1,991	17	-	2,008
Fuel and purchased power	871	-	-	871
	1,120	17	-	1,137
Operations, maintenance, and administration	419	12	50	481
Depreciation and amortization	333	1	14	348
Taxes, other than income taxes	21	-	-	21
Intersegment cost allocation (recovery)	4	(4)	-	-
	777	9	64	850
	343	8	(64)	287
Foreign exchange gain				4
Net interest expense (Notes 5 and 12)				(130)
Earnings before non-controlling interests and income taxes				161

9 months ended Sept. 30, 2009	Generation	Energy Trading	Corporate	Total
Revenues	1,970	37	-	2,007
Fuel and purchased power	900	-	-	900
	1,070	37	-	1,107
Operations, maintenance, and administration	434	25	66	525
Depreciation and amortization	330	2	14	346
Taxes, other than income taxes	17	-	-	17
Intersegment cost allocation (recovery)	24	(24)	-	-
	805	3	80	888
	265	34	(80)	219
Foreign exchange gain				4
Net interest expense (Note 12)				(102)
Other income (Note 3)				8
Earnings before non-controlling interests and income taxes				129

For the three months ended Sept. 30, 2010 and 2009, included above in Generation is $4 million and $1 million of incentives received under a Government of Canada program in respect of power generation from qualifying wind and hydro projects, respectively.  For the nine months ended Sept. 30, 2010 and 2009, incentives of $13 million and $5 million, respectively, were included above in Generation.

The intersegment cost allocation (recovery) decreased for the three and nine months ended Sept. 30, 2010 as a result of costs previously borne by the Energy Trading segment and recovered through the intersegment fee being directly charged to the Generation segment in 2010.

TRANSALTA CORPORATION / Q3 2010   32

B.  Selected Consolidated Balance Sheets information

	Generation	Energy Trading	Corporate	Total
As at Sept. 30, 2010
Goodwill	402	30	-	432
Total segment assets	9,489	119	487	10,095

As at Dec. 31, 2009
Goodwill	404	30	-	434
Total segment assets	9,133	148	494	9,775

A change in foreign exchange rates resulted in a $2 million decrease in goodwill in a self-sustaining foreign operation.

C.  Selected Consolidated Cash Flow information

3 months ended Sept. 30, 2010	Generation	Energy Trading	Corporate	Total
Capital expenditures	175	-	9	184

3 months ended Sept. 30, 2009
Capital expenditures	262	2	5	269

9 months ended Sept. 30, 2010	Generation	Trading	Corporate	Total
Capital expenditures	570	-	23	593

9 months ended Sept. 30, 2009
Capital expenditures	664	3	14	681

D.  Depreciation and amortization on the Consolidated Statements of Cash Flows

The reconciliation between depreciation and amortization reported on the Consolidated Statements of Earnings and the Consolidated Statements of Cash Flows is presented below:

	3 months ended Sept. 30		9 months ended Sept. 30
	2010	2009	2010	2009
Depreciation and amortization expense on the Consolidated Statements of Earnings	126	111	348	346
Depreciation included in fuel and purchased power	9	9	28	29
Accretion expense included in depreciation and amortization expense	(5)	(5)	(15)	(17)
Other	-	1	1	1
Depreciation and amortization on the Consolidated Statements of Cash Flows	130	116	362	359

TRANSALTA CORPORATION / Q3 2010   33

23.  CHANGES IN NON-CASH OPERATING WORKING CAPITAL

	3 months ended Sept. 30		9 months ended Sept. 30
	2010	2009	2010	2009
Source (use):
Accounts receivable	7	(64)	61	150
Prepaid expenses	(2)	1	(8)	(7)
Income taxes receivable	49	4	(10)	(35)
Inventory	28	(3)	19	(42)
Accounts payable and accrued liabilities	(36)	71	(114)	(191)
Income taxes payable	-	7	(4)	(4)
Change in non-cash operating working capital	46	16	(56)	(129)

24.  EMPLOYEE FUTURE BENEFITS

Costs recognized in the period are presented below:

3 months ended Sept. 30, 2010	Registered	Supplemental	Other	Total
Current service cost	1	-	-	1
Interest cost	5	-	1	6
Actual return on plan assets	(5)	-	-	(5)
Actuarial loss	1	1	1	3
Amortization of net transition asset	(3)	-	-	(3)
Defined benefit (income) expense	(1)	1	2	2
Defined contribution expense	5	-	-	5
Net expense	4	1	2	7

3 months ended Sept. 30, 2009	Registered	Supplemental	Other	Total
Current service cost	-	-	1	1
Interest cost	6	1	-	7
Actual return on plan assets	(4)	-	-	(4)
Actuarial loss	1	-	-	1
Amortization of net transition asset	(3)	-	-	(3)
Defined benefit expense	-	1	1	2
Defined contribution expense	4	-	-	4
Net expense	4	1	1	6

9 months ended Sept. 30, 2010	Registered	Supplemental	Other	Total
Current service cost	2	1	1	4
Interest cost	15	2	2	19
Actual return on plan assets	(15)	-	-	(15)
Actuarial loss	3	1	1	5
Amortization of net transition asset	(7)	-	-	(7)
Defined (income) benefit expense	(2)	4	4	6
Defined contribution expense	15	-	-	15
Net expense	13	4	4	21

TRANSALTA CORPORATION / Q3 2010   34

9 months ended Sept. 30, 2009	Registered	Supplemental	Other	Total
Current service cost	2	1	1	4
Interest cost	17	3	1	21
Actual return on plan assets	(14)	-	-	(14)
Actuarial loss	2	-	-	2
Amortization of net transition asset	(7)	-	-	(7)
Defined benefit expense	-	4	2	6
Defined contribution expense	14	-	-	14
Net expense	14	4	2	20

25.  SUBSEQUENT EVENTS

Sundance Unit 3 Outage

On Oct. 20, 2010, the Balancing Pool confirmed it agreed with TransAlta's determination that the mechanical failure sustained in the second quarter at its 353 MW Sundance Unit 3 meets the requirements of a High Impact Low Probability event under the Power Purchase Arrangement.  While this determination does not constitute a Force Majeure event, nor provides a definitive resolution to the dispute, management believes this strengthens the Corporation’s position with regards to final protection from the event remains confident this will be confirmed in due course. This unit continues to operate at a reduced capacity level and no assurance can be given as to whether it will return to normal operating levels prior to the completion of major maintenance currently scheduled for the middle of 2012.

TRANSALTA CORPORATION / Q3 2010   35